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Rochester Tel Center                         Media:
180 South Clinton Avenue                     Linda J. Crociata
Rochester, New York  14646                   (716) 777-7693

Media Relations:                             Analysts:
Phone     716-777-1090                       Philip H. Yawman
Fax       716-325-4624                       (716) 777-6179


For release:   October 15, 1994

Summary:  Rochester Tel and WCT Sign Extended Letter of Intent at
          Same Cash Consideration of $7.10 Per Share

Rochester, New York -- October 15, 1994 -- Rochester Telephone Corporation (NYSE: RTC) and WCT Communications (NASDAQ: WCTI) today announced that they have executed an amended and restated Letter of Intent that extends the period to November 7 under which the parties will seek to execute definitive agreements. The Letter of Intent provides for the same consideration of $7.10 per share as was previously announced. The parties have also agreed to effect the transaction by means of a cash merger.

     As a result, the parties agreed that the previously announced tender offer, which was scheduled to commence on Monday, October 17 by Rochester Tel for all the outstanding shares of WCT at $7.10 per share, would be withdrawn because the parties have not yet signed definitive agreements.

     The restated Letter of Intent may be terminated by either party if definitive agreements have not been executed and the respective Boards of Directors of Rochester Tel and WCT have not approved the acquisition by November 7, 1994. The Letter of Intent contemplates the satisfactory completion of due diligence by Rochester Tel by November 7, 1994.

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     Since definitive agreements remain to be negotiated, there can be no assurance that a transaction will ultimately be consummated. The transaction remains subject to several conditions, including necessary regulatory approvals, including those of the New York State Public Service Commission, if required, and the California Public Utilities Commission. However, since due diligence will be completed prior to execution of the definitive agreements, the consummation of the cash merger will not be subject to further due diligence.

     Rochester Telephone Corporation is a provider of integrated telecommunications solutions to more than 1.5 million customers in the Northeast, South and Midwest through its long distance, local telephone and wireless communications operations.